LISA WOOD ELECTED AS VICE PRESIDENT & CONTROLLER

HAMILTON, BERMUDA, June 21, 2007 - Foster Wheeler Ltd. (NASDAQ: FWLT) announced today that its board of directors has elected Lisa Zardet Wood, 40, to the position of vice president & controller, effective immediately. Wood, who had most recently served as the chief accounting officer for Foster Wheeler, Inc. (FWI), a wholly owned subsidiary of the company, replaces Brian Ferraioli, who has resigned to pursue other employment opportunities.

Wood joined a subsidiary of the company in 1997 as deputy chief auditor and subsequently held positions of increasing responsibility in the finance department before assuming the role of chief accounting officer in 2003. Prior to joining Foster Wheeler, she was with Deloitte & Touche for nine years, ultimately serving as accounting and auditing manager. Wood has a Bachelor of Science degree in accounting from DeSales University. She is a Certified Public Accountant.

The company has named Edward G. Carr, 38, to succeed Wood as FWI’s chief accounting officer. Carr was most recently director of SEC reporting, a position he has held since he joined Foster Wheeler in 2004. Prior to that, he was director of corporate finance for Intelligroup, Inc. for five years. His background also includes seven years as an audit manager with Ernst & Young. Carr holds a Master of Science degree in Accounting and a Bachelor of Science degree in Business Administration/Accounting, both from West Virginia University. He is a Certified Public Accountant.

“We are fortunate to have individuals as talented and knowledgeable as Lisa and Ed to step into these positions,” said John T. La Duc, executive vice president & chief financial officer. “They both have been an integral part of the company’s transformation over the past several years as Foster Wheeler strengthened its balance sheet, adopted new internal controls associated with Sarbanes-Oxley, and implemented efficient and disciplined procedures for the timely consolidation, analysis, and reporting of financial information. We expect a seamless transition, and we are confident that Lisa and Ed will maintain the company’s ‘best in class’ practices in financial reporting.”

# # #

Notes to Editors:

1.
Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of engineering, procurement, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, please visit our Web site at http://www.fwc.com.

2.	Safe Harbor Statement
This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding the Company’s expectations regarding revenues (including as expressed by its backlog), its liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims, and the costs of current and future asbestos claims, and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described in Part II, Item 1A “Risk Factors” of the Company’s most recent quarterly report on Form 10-Q and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the oil and gas, oil refining, chemical/petrochemical and power industries, changes in the financial condition of its customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, interruptions to shipping lanes or other methods of transport, outcomes of pending and future litigation, including litigation regarding the Company’s liability for damages and insurance coverage for asbestos exposure, protection and validity of its patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with its debt covenants, recoverability of claims against its customers and others by the Company and clams by third parties against the Company, changes in estimates used in its critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the Company’s control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

# # #

Contacts:
Media	Maureen Bingert	908 730 4444	E-mail: maureen_bingert@fwc.com
Investor Relations	Scott Lamb	908-730-4155	E-mail: scott_lamb@fwc.com
Other Inquiries		908 730 4000	fw@fwc.com